                                                                    EXHIBIT (12)

                                                                  REED SMITH LLP
                                                                435 SIXTH AVENUE
                                                      PITTSBURGH, PA  15219-1886
                                                                    412.288.3131
                                                                FAX 412.288.3063

                                February 23, 2007

American Century Mutual Funds, Inc.
4500 Main Street
Kansas City, MO 64111-7709

Kopp Emerging Growth Fund
7701 France Avenue South, Suite 500
Edina, Minnesota, 55435

Ladies and Gentlemen:

     You have  requested  our  opinion  concerning  certain  federal  income tax consequences of a transaction (the  "Reorganization") in which all of the assets of Kopp Emerging Growth Fund (the "Acquired  Fund") will be acquired by American
Century  New  Opportunities  II Fund (the  "Acquiring  Fund"),  a  portfolio  of
American  Century  Mutual Funds,  Inc.,  solely for Shares of the Acquiring Fund
(the  "Acquiring  Fund  Shares"),  which shall  thereafter be distributed to the shareholders  of  the  Acquired  Fund  (the  "Acquired  Fund  Shareholders")  in
liquidation of the Acquired Fund.  Both the Acquiring Fund and the Acquired Fund
are  separate  portfolios,  each of which is treated  as a separate  corporation under  Section  851(g) of the  Internal  Revenue  Code of 1986,  as amended (the
"Code"),  and has elected to be taxed as a Regulated  Investment  Company  under
Section 851(a) of the Code. The terms and conditions of the  Reorganization  are set forth in an Agreement and Plan of  Reorganization  dated as of September 12,
2006 (the  "Agreement"),  between  the  Acquiring  Fund and the  Acquired  Fund, attached  hereto  as Annex C.  This  opinion  is  rendered  to you  pursuant  to paragraph 8.5 of the Agreement.

     We have  reviewed and relied upon the  Registration  Statement on Form N-14
(the "Registration Statement") filed with the Securities and Exchange Commission
(the  "Commission")  in connection  with the  Reorganization,  the  certificates provided to us by the Acquiring  Fund and the Acquired  Fund in connection  with the rendering of this opinion,  attached hereto as Annex A and Annex B, and such other documents and instruments as we have deemed  necessary for the purposes of this opinion.

American Century Mutual Funds, Inc.
Kopp Emerging Growth Fund
February 23, 2007

     Based  upon  and  subject  to  the   foregoing,   and  assuming   that  the
Reorganization  will take place as  described  in the  Agreement,  we are of the opinion that,  for federal income tax purposes with the respect to the Acquiring
Fund:

     (a) The transfer of all of the Acquired  Fund's  assets in exchange for the
Acquiring  Fund  Shares  and  the  assumption  by  the  Acquiring  Fund  of  any liabilities of the Acquired Fund which are assumed (followed by the distribution of Acquiring Fund Shares to the Acquired Fund  Shareholders  in dissolution  and liquidation of the Acquired Fund) will constitute a "reorganization"  within the meaning of Section  368(a) of the Code and the  Acquiring  Fund and the Acquired
Fund will each be a "party to a  reorganization"  within the  meaning of Section
368(b) of the Code.

     (b) No gain or loss  will be  recognized  by the  Acquiring  Fund  upon the receipt of the assets of the Acquired Fund solely in exchange for Acquiring Fund
Shares,  and the  assumption by the  Acquiring  Fund of any  liabilities  of the
Acquired Fund which are assumed.

     (c) No gain or loss  will be  recognized  by the  Acquired  Fund  upon  the transfer of the Acquired  Fund's  assets to the  Acquiring  Fund in exchange for
Acquiring  Fund  Shares  and  the  assumption  by  the  Acquiring  Fund  of  any liabilities  of the  Acquired  Fund which are  assumed or upon the  distribution
(whether  actual or  constructive)  of  Acquiring  Fund Shares to Acquired  Fund
Shareholders in exchange for such shareholders' shares of the Acquired Fund.

     (d) No gain or loss will be recognized  by the Acquired  Fund  Shareholders upon the exchange of their Acquired Fund shares for Acquiring Fund Shares in the
Reorganization.

     (e) The  aggregate  tax basis for  Acquiring  Fund Shares  received by each
Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate  tax basis of the  Acquired  Fund shares  exchanged  therefore by such shareholder.  The holding period of Acquiring Fund Shares to be received by each
Acquired Fund Shareholder will include the period during which the Acquired Fund shares exchanged therefore were held by such shareholder,  provided the Acquired
Fund shares are held as capital assets at the time of Reorganization.

     (f) The tax basis of the Acquired  Fund's assets  acquired by the Acquiring
Fund  will be the same as the tax  basis of such  assets  to the  Acquired  Fund immediately before the  Reorganization.  The holding period of the assets of the
Acquired Fund in the hands of the Acquiring  Fund will include the period during which those assets were held by the Acquired Fund.

     Notwithstanding  anything herein to the contrary,  we express no opinion as to the effect of the  Reorganization on the Acquiring Fund, the Acquired Fund or
any Acquired Fund  Shareholder  with respect to any asset as to which unrealized gain or loss is required to be recognized  for federal income tax purposes as of the end of a taxable year (or on the  termination  or transfer  thereof) under a mark-to-market system of accounting.

     This opinion is expressed as of the date hereof and is based upon the Code,
Treasury regulations  promulgated  thereunder,  administrative  positions of the
Internal Revenue Service (the "Service"),  and

American Century Mutual Funds, Inc.
Kopp Emerging Growth Fund
February 23, 2007

judicial decisions,  all of which are subject to change either  prospectively or retroactively.  There can be no assurance  that changes in the law will not take place  which  could  affect  the  opinions  expressed  herein  or that  contrary positions may not be taken by the Service. We disclaim any undertaking to advise you with respect to any event subsequent to the date hereof.

     The  opinions  contained  herein  are  limited to those  matters  expressly covered;  no opinion is to be  implied  in  respect  of any other  matter.  This opinion  is  addressed  solely  to you and may not be  relied  upon by any other person without our prior written  consent.  We hereby consent to the filing of a copy of this  opinion  with the  Commission  as an exhibit  to the  Registration
Statement.

                                Very truly yours,

                                /s/ Reed Smith LLP
                                -----------------------------------
                                Reed Smith LLP

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